EXHIBIT 3.2


                 CERTIFICATE AMENDING ARTICLES OF INCORPORATION
                                       OF
                     K & L ELECTRONICS PHOTO AND SUPPLY CO.


     The undersigned, being the President and Secretary K & L ELECTRONICS PHOTO AND SUPPLY CO., a Nevada Corporation, hereby certify that by majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on the 20th day of October, 1999, it was agreed by unanimous vote that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.

     The undersigned further certify that the original Articles of Incorporation of K & L ELECTRONICS PHOTO AND SUPPLY CO., WERE FILED WITH THE SECRETARY OF State of Nevada on the 31 day of December, 1997, herein is amended to read as follows:

     ARTICLE FOURTH

     That the total number of authorized shares be issued by the Corporation in ONE HUNDRED MILLION (100,000,000) common stock with a par value of ONE TENTH OF A CENT ($0.001), no other class of stock shall be authorized.

The undersigned hereby certify that they have on this 20th day of October, 1999, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

/s/ Daniel L. Hodges                                        /s/ Daniel L. Hodges
President                                                              Secretary